UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

AEVI GENOMIC MEDICINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEVI GENOMIC MEDICINE, INC.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2019

TO THE STOCKHOLDERS:

Notice is hereby given that the 2019 annual meeting of stockholders of Aevi Genomic Medicine, Inc. will be held on Thursday, June 20, 2019 at 10:00 a.m. local time at the offices of Pepper Hamilton LLP at the New York Times Building, 620 Eighth Avenue, 37th Floor, New York, NY 10018, for the following purposes as more fully described in the accompanying proxy statement:

1.       To elect seven persons to serve on our Board of Directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.       To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.       To indicate, on a non-binding advisory basis, the preferred frequency of future executive compensation advisory votes; and

5.       To transact such other proper business as may come before the meeting and any adjournment or postponement of the meeting.

Stockholders of record at the close of business on April 26, 2019 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices at 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania, United States.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our 2018 annual report and how to authorize your proxy online. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending a paper copy of the proxy materials to any stockholder who has elected to receive proxy materials by mail.

Michael F. Cola

President and Chief Executive Officer

Wayne, Pennsylvania

April 30, 2019

IMPORTANT: Please vote your shares to assure that your shares are represented at the meeting. You may vote in any of the ways described on the proxy card included in the accompanying materials. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Important notice regarding the availability of proxy materials for the

Annual Meeting of Stockholders to be held on June 20, 2019

Our Proxy Statement and Annual Report to Stockholders are available at

https://aevigenomicmedicine.gcs-web.com/sec-filings

-i-

AEVI GENOMIC MEDICINE, INC.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

PROXY STATEMENT

This proxy statement is being furnished together with our Annual Report to Stockholders for the fiscal year ended December 31, 2018 in connection with the solicitation of proxies by the Board of Directors of Aevi Genomic Medicine, Inc. for use at the annual meeting of stockholders of Aevi Genomic Medicine, Inc. to be held on Thursday, June 20, 2019 at 10:00 a.m. local time at the offices of Pepper Hamilton LLP at the New York Times Building, 620 Eighth Avenue, 37th Floor, New York, NY 10018, and at any adjournments or postponements thereof. On or about May 1, 2019, we will mail to each of our stockholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. This proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2018 are also available on the Internet at https://aevigenomicmedicine.gcs-web.com/sec-filings.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on April 26, 2019, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. Stockholders do not have the right to cumulate votes in the election of directors. Unexercised warrants and options do not entitle their holders to vote at the meeting.

What is the purpose of the meeting?

At the annual meeting, you will be asked:

•	to vote upon the election of seven directors (Proposal 1);

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2);

•	to approve, on a non-binding advisory basis, the compensation of our named executive officers (commonly referred to as “say-on-pay”) (Proposal 3)

•	to indicate, on a non-binding advisory basis, the preferred frequency of future executive compensation advisory votes (Proposal 4); and

•	to transact such other proper business as may come before the meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of record of at least one-third of the votes represented by our issued and outstanding stock entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, April 26, 2019, there were 64,766,882 shares of common stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What vote is needed to approve each proposal?

Assuming a quorum is present, directors will be elected by a plurality of all of the votes cast at the meeting. Furthermore, assuming a quorum is present, the approval of the ratification of the appointment of our independent registered public accounting firm and the approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the approval of a majority of the votes cast at the meeting. Additionally, assuming a quorum is present, the approval, on a non-binding advisory basis, of the Board’s proposed frequency of the inclusion of an advisory vote on executive compensation in future proxy materials (i.e., every year) requires that such alternative receive the affirmative vote of the highest number of votes cast at the meeting. Any other matters properly presented at the meeting for stockholder approval will require the approval of a majority of the votes cast at the meeting, unless more than a majority of the votes cast is required to approve such other matters under Delaware law. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, such as the election of directors, the approval, on a non-binding advisory basis, of the compensation of our named executive officers and the non-binding advisory vote on the preferred frequency of the inclusion of the advisory vote on executive compensation in future proxy materials, will be treated in the same manner as abstentions for purposes of the annual meeting. None of the proposals, if approved, entitles stockholders to appraisal rights under Delaware law or our charter.

How do I vote?

Voting in Person at the Meeting. If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in “street” name or by a nominee and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” or letter of representation from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•	By Mail. If you would like to authorize a proxy to vote your shares by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

•	By Internet. If you received a Notice of Internet Availability, you may submit proxies over the Internet by following the instructions on the notice. If you received a paper copy of a proxy card by mail, you may submit proxies over the Internet by following the instructions printed on the proxy card. Internet proxy authorization is available 24 hours each day until 11:59 p.m., Eastern Time, on June 19, 2019. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Voting by Proxy for Shares Registered in “Street” or Nominee Name. If your shares of common stock are held in “street” name or by a nominee, you must follow the voting instructions provided to you by your broker, bank or other nominee holder in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. Without your instructions, your broker is permitted to use its own discretion and vote your shares on certain routine matters (such as the ratification of our independent registered public accounting firm), but is not permitted to use discretion and vote your shares on non-routine matters (such as the election of directors).

Please see the enclosed proxy card for further instructions on how to submit your vote.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and we receive it prior to voting at the meeting, or if you authorize your proxy to vote your shares electronically through the Internet, the shares of stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for directors listed in Proposal 1, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 in Proposal 2, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers in Proposal 3, “every year” with respect to the non-binding advisory vote on the preferred frequency of the inclusion of the advisory vote on executive compensation in future proxy materials in Proposal 4, and as recommended by our Board of Directors with regard to all other matters in its discretion.

Can I revoke my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly signing and forwarding to us at our address a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

If you wish to revoke your proxy by filing a written notice with our Corporate Secretary, we must receive your written notice no later than 72 hours before the beginning of the annual meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees proposed in this proxy statement to serve on our Board of Directors is unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

How are proxies solicited and who paid for this proxy solicitation?

Solicitation of proxies will be primarily by mail and via the internet. However, our directors and employees may also solicit proxies by email or telephone or in person, without additional compensation. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by us. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

Rules adopted by the Securities and Exchange Commission, or the SEC, allow companies to choose the method for delivering proxy materials to stockholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail to our stockholders (other than those who had previously requested electronic or paper delivery). This notice will be mailed to our stockholders beginning on or around May 1, 2019, and our proxy materials will be posted on both our corporate website (https://aevigenomicmedicine.gcs-web.com/sec-filings) and the website referenced in the notice (www.proxyvote.com) on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the annual meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What are the requirements for presenting stockholder proposals and director nominations?

Any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2020 must be received by our Corporate Secretary at our principal executive offices at Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087, by January 2, 2020, unless the date of our 2020 annual meeting is more than 30 days before or after the one-year anniversary date of our 2019 annual meeting. In addition, our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our Corporate Secretary at our principal executive offices at the address listed above. To be timely, notice satisfying the requirements of our bylaws must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting (or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the notice must be delivered no earlier than 150 days prior to the date of such annual meeting nor after the later of (i) 120 days prior to such annual meeting and (ii) 10 days following the date such meeting is first publicly announced). Accordingly, unless the date of our 2020 annual meeting is more than 30 days before or after the one-year anniversary date of our 2019 annual meeting, we must receive notice of any proposals for consideration at the 2020 annual meeting of stockholders no earlier than December 3, 2019 and no later than January 2, 2020.

If the date of our 2020 annual meeting is more than 30 days before or after the one-year anniversary date of our 2019 annual meeting, we will disclose the new deadlines under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, if applicable, and any applicable requirements of our bylaws and Delaware law. For additional information on how stockholders can recommend candidates to our Board of Directors, see “Board Committees – Nominating and Corporate Governance Committee – Process for Recommending Candidates to our Board of Directors” below.

What other information should I review before voting?

For your review, our 2018 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 2018, is being delivered to you concurrently with this proxy statement. Our 2018 Annual Report to Stockholders, however, is not part of the proxy solicitation material. You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 on our website at https://aevigenomicmedicine.gcs-web.com/sec-filings. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of seven directors. Each of our current directors is a nominee in the current election. At the annual meeting, the seven director nominees are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Following the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated all current directors for re-election at the annual meeting. In making its recommendations, the Nominating and Corporate Governance Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the seven nominees.

Vote Required

Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

Information Regarding our Directors, Director Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to our current directors, nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 2019. Each executive officer is elected annually by our Board of Directors at the first meeting after each annual meeting of stockholders and holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Sol J. Barer, Ph.D., Chairman of the Board of Directors

Dr. Barer, 71, spent most of his professional career with the Celgene Corporation. He was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until Jan 2011 and Chairman and Chief Executive Officer from May 2006 until June 2010. Previously he was appointed President in 1993 and Chief Operating Officer in 1994 before assuming the CEO position. He also served as Senior Vice President, Science and Technology, and Vice President/General Manager, Chiral Products, from October 1990 to October 1993, and Vice President, Technology, from September 1987 to October 1990. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene.

Dr. Barer serves as Chairman of the Board of the public companies Teva Pharmaceutical Industries, Edge Therapeutics (neuro-critical care therapeutics), and Aevi Genomic Medicine (genomic medicine) and private company Centrexion (pain therapeutics), and is Lead Director of ContraFect (anti-infectives),

In 2011 Dr. Barer was named Chairman of the University of Medicine and Dentistry of New Jersey Governor's Advis01y Committee which resulted in sweeping changes in the structure of New Jersey's medical schools and public research universities. He previously served as a Commissioner of the NJ Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University (until 2013). He also served two terms as Chair of the Board of Trustees of BioNJ (2010-2012) the New Jersey biotechnology organization.

Dr. Barer was named to the "Worldview 100" (Scientific American's 100 most influential figures in today's world of biotechnology) in 2015, named one of"25 Leadership Legends of NJ" (NJBiz) in 2012, "The 50 Most Powerful People in N.J. Health Care," in 2012, inducted into the NJBiz Hall of Fame in 2011 and was named as one of NJ's top 10 scientists by New Jersey Business in 2008.

We believe that Dr. Barer’s significant executive experience at Celgene Corporation and his leadership roles in other organizations, together with his vast medical background, makes him particularly well-suited to be our Chairman of the Board.

Eugene A. Bauer, M.D., Director

Dr. Eugene Bauer, 76, has been a Director of the Aevi Genomic Medicine since March 2001. He is the Lucy Becker Professor (Emeritus) in the School of Medicine at Stanford University, having served as Vice President for Medical Affairs (1997-2001) and Dean of the School of Medicine (1995-2001) at Stanford University and as Chair of the Department of Dermatology at the Stanford University School of Medicine from 1988-1995.

Currently, Dr. Bauer is Founder, Chief Medical Officer and a member of the Board of Directors of Dermira, Inc. (Nasdaq: DERM). Dr. Bauer is also immediate-past President & Chief Medical Officer of Peplin, Inc., a position he held from 2008 to December 2009, when Peplin was acquired by LEO Pharma. Prior to Peplin, he was founding Chief Executive Officer of Neosil, Inc., also a development stage pharmaceutical company that was acquired by Peplin, Inc., in 2008. He was a co-founder and emeritus member of the board of directors of Connetics Corporation (Nasdaq: CNCT), a publicly traded, dermatology-focused therapeutics company which was acquired by Steifel Laboratories and later sold to GlaxoSmithKline, Inc.

For 25 years Dr. Bauer was an NIH-funded investigator and served on review groups at the National Institutes of Health, including as a member of the Advisory Council for the National Institute of Arthritis and Musculoskeletal and Skin Disease. He also served as a member of the Board of Scientific Counselors of the Division of Cancer Biology, Diagnosis and Centers of the National Cancer Institute.

Dr. Bauer received an M.D. from Northwestern University. He has been elected to several honorific societies, including the National Academy of Medicine. He has published more than 200 scientific articles and book chapters and has been honored by the Society for Investigative Dermatology (the Montagna Award and the Stephen Rothman Award), by the American Academy of Dermatology (the Sulzberger Award), and by Northwestern University (Alumni Merit Award and FSM Distinguished Alumnus Award).

We believe that Dr. Bauer’s extensive experience managing biopharmaceutical and life science companies, together with his vast medical background, makes him particularly well-suited to be a member of the Board.

Matthew D. Bayley, M.D., MBA, Director

Dr. Bayley, 43, has been a member of our Board since December 2017. Dr. Bayley currently serves as a Senior Vice President and the Chief Strategy Officer at the Children's Hospital of Philadelphia (CHOP) where he leads strategic planning and business development efforts and has served since January 2017. He supports the CEO in developing the strategy to advance CHOP's mission and manage change in a dynamic healthcare marketplace. He also drives the development of the Global Medicine Program, including the Center for Global Pediatric Education and CHOP's Global Health efforts.

Prior to joining CHOP he was a Partner at McKinsey & Company, a global management consulting firm, where he was a leader in the Healthcare Systems & Services Practice from 2004-2017. His work spanned strategy, operations. and organizational topics across academic medical centers. regional health systems, and large health insurers. Dr. Bayley previously worked as an intern at the Hospital of the University of Pennsylvania training in internal medicine. He graduated AOA from the University of Pennsylvania School of Medicine and holds a Master of Business Administration degree from the Wharton School where he was a Palmer Scholar. Additionally, he earned a Bachelor of Science in Commerce with distinction from the University of Virginia's McIntire School of Commerce.

We believe that Dr. Bayley's extensive strategic planning and business development experience, together with his vast medical background, makes him particularly well-suited to be a member of the Board.

Alastair Clemow, Ph.D., Director

Dr. Clemow, 67, was appointed to the Aevi Genomic Medicine Board in August 2010. He serves as President and Chief Executive Officer of Regentis Biomaterials, a private company developing an innovative material for cartilage repair. Previously, he held positions of president and chief executive officer in a number of companies that he helped found, including Nexgen Spine, Inc., which developed an artificial spinal disc; Gelifex, Inc., which developed an innovative spinal nucleus replacement implant and which was acquired in 2004 by Synthes Spine, Inc.; and Minimally Invasive Surgical Technologies, Inc., which developed a novel series of implants for minimally invasive total knee replacement and which was acquired in 2005 by MAKO Surgical Corp.

From 2000 to 2004, Dr. Clemow served as Principal of Tanton Technologies, Inc., an organization that provided strategic and technical assessment of new medical device opportunities for large, mid-cap and early stage development companies. From 1981 to 2000, Dr. Clemow held numerous positions with Johnson & Johnson, including Vice President of Worldwide Business Development for Ethicon Endo-Surgery, Inc.; Vice President of New Business Development for Johnson & Johnson Professional, Inc.; and Director of Research and Development of Johnson & Johnson Orthopedics. In those capacities, Dr. Clemow was responsible for acquiring or developing what today represents billions of dollars of Johnson & Johnson revenue.

Dr. Clemow serves or has served on the boards of numerous private and public companies including Encore Medical; Echo Healthcare Acquisition Corp.; BioMedical Enterprises, Inc.; and Kinetic Muscles, Inc.

With over 30 years of senior management experience within healthcare companies, including Johnson & Johnson, as well as a member of the boards of numerous public and private companies, we believe that Dr. Clemow is a valuable asset to our Board.

Michael F. Cola, Director, President and Chief Executive Officer

Mr. Cola, 59, joined Aevi Genomic Medicine as President and CEO in September 2013. Prior to joining Aevi, Mr. Cola served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as EVP of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to Safeguard Scientifics, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca, a global biopharmaceutical company.

Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. He serves on the Board of Directors of Vanda Pharmaceuticals Inc., Sage Therapeutics, and currently serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia. Mr. Cola also served on the Life Sciences Pennsylvania Board (formerly named Pennsylvania Bio) from 2009-2015.

We believe that Mr. Cola’s extensive experience in the pharmaceutical and life sciences industry, and his role as the President and Chief Executive Officer of our company, makes him particularly well-suited to be a member of the Board.

Barbara G. Duncan, Director

Ms. Duncan, 54, has over 15 years of experience in the life sciences industry. She previously served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. from May 2009 through June 2016. Before Intercept, she served in a series of positions with increasing responsibilities at DOV Pharmaceuticals, Inc. including as Chief Executive Officer and Treasurer. Before that, she served as Vice President of Corporate Finance –Global Healthcare at Lehman Brothers Inc. and Director of Corporate Finance at SBC Warburg Dillon Read Inc. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan currently serves as director of Adaptimmune Therapeutics plc (NASDAQ: ADAP), a biopharmaceutical company, Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage immunotherapy company, Immunomedics, Inc. (NASDAQ: IMMU), a clinical stage biopharmaceutical company, ObsEva SA (NASDAQ: OBSV), a clinical-stage biopharmaceutical company, and Ovid Therapeutics Inc. ( NASDAQ: OVID), a biopharmaceutical company. Ms. Duncan holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University. She previously served as a director of Innoviva, Inc., DOV and Edgemont Pharmaceuticals, LLC, a privately held, specialty pharmaceutical company with a primary focus in the field of neuroscience.

We believe that Ms. Duncan’s extensive experience in biopharmaceutical and life sciences companies, as well as her experience in the financial sector, makes her particularly well-suited to be a member of the Board.

Joseph J. Grano, Jr., Director

Mr. Grano, 71, is the former Chairman and CEO of Centurion Holdings LLC, a provider of advisory services to public and private clients on all facets of business strategy and capital markets access. Previously he was Chairman and CEO of UBS Financial Services Inc. UBS/Paine Webber, subsequent to the merger between UBS and PaineWebber in 2000. Prior to joining Paine Webber he held various senior management positions at Merrill Lynch including Director of National Sales.

Mr. Grano is the former Chairman of the Board of Governors of NASD and was a member of the NASD's Executive Committee. He was appointed by President George W. Bush in 2002 to serve as the Chairman of the Homeland Security Advisory Council a position he held until August 2005.

Mr. Grano was a captain in the U.S. Special Forces (Green Berets) and is a member of the City University of New York's Business Leadership Council and a former member of the National Board of D.A.R.E.. He holds honorary Doctor of Law degrees from Pepperdine University and Babson College, as well as an honorary Doctor of Human Letters degree from Queens College.

We believe that Mr. Grano’s extensive financial services experience highly qualifies him as a member of our Board.

Executive Officers who are not Directors

Brian D. Piper, Chief Financial Officer and Corporate Secretary

Mr. Piper, 47, has served as our Chief Financial Officer since February 2016 and Corporate Secretary since April 2017, previously serving as our Vice President of Finance and Investor Relations since joining our company in April 2014. Prior to that, Mr. Piper worked at Shire Pharmaceuticals, a global specialty pharmaceutical company, for 13 years in various finance and investor relations roles of increasing responsibility, including serving as Senior Director of Business Development from January 2010 until March 2014, and also including two years spent in Dublin, Ireland establishing Shire’s geographic expansion strategies. Prior to joining Shire, Mr. Piper worked at Celera Genomics and Otsuka Pharmaceuticals, Inc. He received a B.B.A. from the University of Notre Dame and an M.B.A. from the Robert H. Smith School of Business at the University of Maryland.

Garry A. Neil, M.D., Chief Scientific Officer

Dr. Neil, 65, joined our company in September 2013. Prior to that, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners in 2012, he was Corporate VP of Science & Technology at Johnson & Johnson, and Group President at Johnson & Johnson Pharmaceutical Research and Development. Prior to joining Johnson & Johnson in 2002, he held senior positions at AstraZeneca, EMD Pharmaceuticals and Merck KGaA. Under his leadership a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. He has served on the board of directors of GTx, Inc. (NASDAQ: GTXI) since September 2016 and on the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) since February 2017. He serves on the boards of the Reagan Udall Foundation and the Center for Discovery and Innovation (CDI). He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board, and a past member of the Foundation for the U.S. National Institutes of Health (NIH) and the Science Management Review Board of the NIH.

Director Independence

Our Board of Directors has determined that each of our current directors, with the exception of Mr. Cola and Dr. Bayley, qualify as “independent” under the listing standards of the Nasdaq Global Market, federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which such director serves. The Board determined that Mr. Cola is not independent because he serves as an executive officer of our company. The Board determined that Dr. Bayley is not independent because of his relationship with the Children’s Hospital of Philadelphia Foundation, our largest stockholder.

Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, our Board of Directors elects our President (who is our Chief Executive Officer) and may elect a Chairman of the Board, who serves as our Chief Executive Officer if there is no President. Each of these positions may be held by the same or separate persons. Our Board has not adopted a policy as to whether the role of the President and Chairman of the Board should be separate. However, these positions are currently held by separate persons. We believe that separating these positions better allows our President to focus on our day-to-day business, while allowing the Chairman to lead our Board in providing advice to and oversight of management and to establish the agenda and preside at meetings of our stockholders and Board of Directors. We also believe that having Board leadership independent of management helps ensure critical and independent thinking with respect to our strategy and performance. Our Chief Executive Officer is a member of our Board of Directors, which helps to ensure that management’s insight is directly available to the directors in their deliberations.

Currently, our Non-Executive Chairman of the Board is Dr. Barer and our Chief Executive Officer is Mr. Cola. As discussed above, our Board of Directors has determined that Dr. Barer qualifies as “independent” under the listing standards of the Nasdaq Global Market.

Our Board of Directors has an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management. Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee also evaluates the policies implemented by management to assure the adequacy of internal controls and the financial reporting process, including security surrounding assets and computerized information systems, and to monitor compliance with laws and regulations and our code of business conduct and ethics. It is also the responsibility of the Audit Committee to investigate employee misconduct or fraud.

Board Committees

Our Board of Directors currently has four standing committees: The Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Advisory Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. From time to time, our Board may form additional committees to address specific issues or tasks.

Audit Committee

The Audit Committee has primary responsibility for monitoring the quality of internal financial controls and ensuring that our financial performance is properly measured and reported on. It receives and reviews reports from management and auditors relating to the quarterly and annual accounts and the accounting and internal control systems in use throughout our company.

The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets not less than quarterly and has unrestricted access to our auditors.

Members of the Audit Committee are Ms. Duncan (as Chair), Dr. Clemow and Mr. Grano, each of whom satisfies the independence requirements of Nasdaq Global Market and SEC rules and regulations. Ms. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Ms. Duncan as an “audit committee financial expert” does not impose on her any duties, obligations or liability that are greater than those that are generally imposed on her as a member of the Audit Committee and our Board of Directors, and her designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee met six times in the fiscal year ended December 31, 2018. The Audit Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Compensation Committee

The Compensation Committee is responsible for setting our overall compensation policy, and reviews and determines the compensation paid to our executive officers and directors. The Compensation Committee annually reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The Compensation Committee also periodically reviews and has the authority to determine and approve, or review and recommend to our Board for approval if the Compensation Committee so elects, all other senior executive officer compensation. The Compensation Committee also makes recommendations to our Board on proposals for the granting of stock options and other equity incentives pursuant to any stock option plan or equity incentive plan in operation from time to time. Our Chief Executive Officer makes recommendations to the Compensation Committee as to option grants for our other executive officers and assists the Compensation Committee in determining if annual bonus goals have been met. The Compensation Committee meets at least three times each fiscal year and at such other times as the Chairman of the Compensation Committee requires.

The Compensation Committee may form and delegate authority and responsibilities to any subcommittee or any member of the Compensation Committee for any purpose that the Compensation Committee deems appropriate. The Compensation Committee has the authority to retain outside professionals, consultants or advisors as it determines appropriate to assist in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Compensation Committee in the evaluation of compensation for our executive officers and directors, and to approve the outside consultant’s or advisor’s fees and other retention terms. The Compensation Committee has full authority to commission any reports or surveys that it deems necessary to help it fulfill its obligations.

Members of the Compensation Committee are Dr. Clemow (as Chairman) and Mr. Grano, each of whom satisfies the independence requirements of the Nasdaq Global Market. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee met five times in the fiscal year ended December 31, 2018. The Compensation Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for leading the process for considering future appointments to our Board and makes recommendations to our Board of candidates for appointment and annual election. The Nominating and Corporate Governance Committee meets at least once during each fiscal year and at such other times as the Chairman of the Nominating and Corporate Governance Committee requires.

Members of the Nominating and Corporate Governance Committee are Dr. Clemow and Mr. Grano, each of whom satisfies the independence requirements of the Nasdaq Global Market.

The Nominating and Corporate Governance Committee met two times in the fiscal year ended December 31, 2018. The Nominating and Corporate Governance Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com. The charter sets forth the criteria for selecting potential Board members, which include, among other things, the possession of experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity and diversity so as to enhance our Board’s ability to manage and direct the affairs and business of our company, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or the listing standards of the Nasdaq Global Market. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In identifying suitable candidates, the Nominating and Corporate Governance Committee may use open advertising or the services of external advisers to facilitate the search. Each of the candidates for director named in this proxy statement has been recommended by the Nominating and Corporate Governance Committee and approved by our Board of Directors for inclusion on the enclosed proxy card.

Process for Recommending Candidates to our Board of Directors

The charter of our Nominating and Corporate Governance Committee also provides for the consideration of candidates for election to our Board of Directors recommended by stockholders. Our Nominating and Corporate Governance Committee will evaluate a director candidate recommended by stockholders in the same manner as it evaluates director candidates recommended otherwise. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to our Corporate Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve and information regarding any relationships between the candidate and our company, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for selecting potential Board members described above. This information should be submitted in the time frame described under “Questions and Answers About the Annual Meeting – What are the requirements for presenting stockholder proposals and director nominations?” above.

Science and Technology Committee

The Science and Technology Advisory Committee is responsible for periodically reviewing, and advising management on, matters relating to the Company’s strategic direction and investment in research, development and technology, and periodically advising and reporting to the Board on such matters. Such oversight includes the material aspects of internal and external investments. The Science and Technology Advisory Committee also advises management and the Board on matters relating to identifying and evaluating significant emerging trends and issues in science and technology and considering the potential impact of such on the Company. To accomplish these purposes, the Committee reviews and monitors the science, processes and procedures and infrastructure underlying the Company’s major discovery and development programs. The Science and Technology Advisory Committee meets at such times as its Chairperson deems necessary.

Members of the Science and Technology Advisory Committee are Dr. Barer (as Chairman), Ms. Duncan and Dr. Bauer.

The Science and Technology Advisory Committee met one time in the fiscal year ended December 31, 2018. The Science and Technology Advisory Committee is governed by a charter, which is available on our website at http://www.aevigenomics.com.

Meetings and Attendance

Our Board of Directors met seven times in the fiscal year ended December 31, 2018. Each director attended at least 75% of the aggregate number of board and applicable committee meetings in 2018 during their respective periods of service.

We encourage but do not require board members to attend our annual meetings of stockholders. All of our directors then in office, with the exception of Dr. Barer, were in attendance at our annual meeting of stockholders in 2018.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at http://www.aevigenomics.com. We intend to disclose on our website any amendment to, or waiver from, the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the Nasdaq Global Market.

Stockholder Communications

Stockholders who wish to communicate with our Board of Directors, committee chairmen, any other individual director or the non-management or independent directors as a group are welcome to do so in writing, addressed to the director(s) or the entire Board of Directors, in care of our Corporate Secretary, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087. Anyone wishing to contact our Audit Committee may do so in writing, addressed to the attention of the Chairman of the Audit Committee, Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087. To make confidential submissions to either of the above, please indicate “confidential” on any correspondence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Compensation Discussion and Analysis discusses our executive compensation program, as it relates to the following current executive officers:

•	Michael F. Cola – President and Chief Executive Officer

•	Garry A. Neil – Chief Scientific Officer

•	Brian D. Piper – Chief Financial Officer and Corporate Secretary

We refer to Mr. Cola, Dr. Neil and Mr. Piper, as our “named executive officers,” or “NEOs.”

Executive Compensation Objectives and Philosophy

This section explains the policies and decisions that shape our executive compensation program, including its specific objectives and elements, as it relates to our current NEOs whose compensation information is presented in the tables following this discussion. The Compensation Committee believes that our executive compensation program is appropriately designed to incentivize our NEOs to work for our long-term prosperity through pay-for-performance incentives, is reasonable in comparison with the levels of compensation provided by comparable companies, discourages our NEOs from assuming excessive risks, and reflects a reasonable cost. We believe our NEOs are critical to the achievement of our corporate goals, through which we can drive stockholder value.

Our executive compensation program and our corresponding NEO compensation packages are designed around the following objectives:

•	Attract, motivate, and retain talented and dedicated individuals to contribute to our growth and success by providing competitive compensation opportunities consistent with industry practices where we compete for talent;

•	Align our NEOs’ compensation opportunities with long-term stockholder value creation; and

•	Maintain a reasonable and responsible cost structure.

Elements of Compensation

The Compensation Committee regularly reviews our allocation of compensation elements to ensure alignment with strategic and operating goals and competitive market practices. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation. Certain compensation elements, such as base salaries, benefits, and perquisites, are intended primarily to attract, hire, and retain well-qualified executives. Other compensation elements, such as long-term incentive opportunities, are designed to reward successful long-term performance and execution of our business strategy, and to strongly align our NEOs’ interests with those of stockholders.

Our NEO compensation program generally is comprised of the following elements:

•	Base salary;

•	Annual bonuses;

•	Long-term equity compensation; and

•	Benefits and perquisites.

Base Salary. Base salaries were initially negotiated and set forth in employment agreements with our NEOs and generally may not be reduced without the respective NEO’s consent. Thereafter, the Compensation Committee reviews the salaries of our NEOs periodically in consultation with its outside compensation consultant. In determining base salaries, the Compensation Committee members take into consideration their understanding of the compensation practices of comparable companies (based on size and stage of development), independent third party market data such as compensation surveys, individual experience and performance adjusted to reflect individual roles, and contribution to our clinical, regulatory, commercial, and operational performance. None of the foregoing factors has a dominant weight in determining the base salaries of our NEOs, and the Compensation Committee considers the factors as a whole when considering such compensation. The Compensation Committee also uses comparative data regarding compensation paid by comparable companies in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies (rather than as part of a formula).

We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance.

Annual Bonuses. Our NEOs are eligible to receive annual bonuses based upon performance. Each NEO’s employment agreement generally provides a target level of annual bonus reflected as a percentage of annual base salary. The amount of annual bonus paid to our NEOs for a given year is based on various factors, including, among others, the achievement of various operating milestones based on scientific and business goals and our financial and operational performance. Certain annual bonuses for our NEOs are also determined, in part, based on certain individual goals for our NEOs, which are specific to the individual’s responsibilities and position within our company. Ultimately, the Compensation Committee has discretion to modify any annual bonus payouts (upwards or downwards) as appropriate to ensure program objectives are met, taking into consideration a variety of company-specific or market factors.

We believe that annual bonuses payable based on the achievement of short-term corporate goals incentivize our NEOs to create stockholder value and attain short-term performance objectives.

Long-Term Equity Compensation. In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of our stockholders, we provide a portion of our total compensation in the form of equity compensation—primarily, stock options. Our NEOs are eligible to receive awards at the discretion of the Compensation Committee. Equity awards are primarily granted under our Stock Incentive Plan, which we initially adopted in March 2006, amended and restated as of March 5, 2012, and have subsequently amended with stockholder approval, most recently in 2016. The Stock Incentive Plan is administered by the Compensation Committee.

The Compensation Committee believes that granting stock options provides our NEOs with a strong economic interest in maximizing stock price appreciation over the long term. The Compensation Committee also believes that granting stock options can be useful in retaining and recruiting the key talent necessary to ensure our continued success. The exercise price of stock options is based on the value of a share of our common stock on the date of grant. The options, therefore, do not have any value to the NEO unless the market price of our common stock rises, which aligns the interests of our NEOs with those of our stockholders. Through these option grants, we seek to emphasize the importance of improving the performance of our stock price, increasing stockholder value over the long term.

Stock option grants are generally made at the commencement of employment, following a significant change in job responsibilities, on an annual basis to provide aligned incentives for long-term performance, or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option and other awards to NEOs based upon a review of competitive compensation data, its assessment of individual performance, a review of each NEO’s existing long-term incentives, and retention considerations. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price not less than the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.

Benefits and Perquisites. Benefits are provided to our NEOs pursuant to the terms of their respective employment agreements and currently include paid time-off and holidays, and coverage under our employee medical and dental insurance program.

We do not believe that the benefits and perquisites described above deviate materially from the customary practice for compensation of NEOs at comparable companies. These benefits represent a relatively small portion of our NEOs’ total compensation.

Compensation Setting Process

Overview

Generally, the Compensation Committee reviews and, as appropriate, approves compensation arrangements for our NEOs from time to time but not less than once per year. When creating an NEO’s overall compensation package, the Compensation Committee considers the different elements of our compensation in light of the role the NEO will play in achieving our near term and longer term goals, as well as, when the Compensation Committee deems appropriate, the compensation packages provided to similarly situated executives at companies we consider to be comparable to us. As described above, our NEOs’ compensation elements are base salary, annual bonus, long-term equity compensation, and benefits and perquisites. We do not predetermine a percentage allocation of the overall compensation to be represented by the various compensation elements.

The Compensation Committee’s intention is that the incentives provided by the annual bonus and the equity compensation elements constitute a substantial portion of our NEOs’ total compensation, such that a significant portion of potential compensation is at risk in any given year. The Compensation Committee believes that having a significant portion of our NEOs’ compensation packages at risk will contribute to cultivating a culture in which our NEOs aggressively pursue our corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon our performance and, to some extent, their contribution to our performance. Additionally, the incorporation of significant equity incentives is designed to mitigate the risk that our NEOs will pursue short-term outcomes at the expense of long-term stockholder value. Performance-based annual bonuses may be made based on the achievement of short-term corporate goals designed to incentivize the executives to create stockholder value and attain short-term performance objectives.

We believe that the combined mix of the pay elements described above allows us to provide a competitive, cost-effective total compensation package to our NEOs, largely based on achievement of value-driving milestones. More specifically, the Compensation Committee believes this structure ties an appropriate amount of our NEOs’ potential compensation to performance.

Role of Our Chief Executive Officer

Our Chief Executive Officer has no role in setting his compensation. However, our Chief Executive Officer recommends to the Compensation Committee for its approval proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, in addition to providing input on the level of attainment of the prior year’s goals for purposes of determining awards under the annual bonus plan and Stock Incentive Plan for all of our NEOs, including our Chief Executive Officer. Our Chief Executive Officer regularly provides input to the Compensation Committee during the course of the year regarding the performance and compensation of our other NEOs.

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist it in carrying out its delegated duties. In 2018, the Compensation Committee engaged Radford, an Aon Hewitt company, as compensation consultants to provide benchmarking data and analyses for peer companies in the United States. The Compensation Committee considered Radford’s analyses and recommendations and aims to ensure competitive compensation packages for employees in the United States by targeting 50th to 75th percentile for salaries and bonuses and targeting 75th percentile for long-term incentives in the form of stock options. Although we intend to target these percentiles for all of our employees (including our executive officers) in the future, the compensation of each of our NEOs for 2018 was determined based on their respective employment agreements and was not impacted by the Radford analysis.

The Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and did not believe that the retention of Radford to advise it on the compensation matters described above created a conflict of interest.

Compensation Benchmarking

In any year the Compensation Committee may benchmark the compensation for our NEOs with that of executives with similar positions in our industry, adjusting for known or perceived differences between our NEOs’ experience and levels of responsibility with the job descriptions reflected for the generalized survey data.

Evaluations

The Compensation Committee evaluates the performance of our NEOs in light of established performance goals and objectives at least once per year. Based upon these evaluations, the Compensation Committee determines the annual compensation for our NEOs, including any increase to base salary, annual cash bonus, and equity compensation. In its evaluation of our NEOs, the Compensation Committee considers, among other things, the following:

•	Overall management of our company;

•	Progress achieved by our research and development efforts;

•	The maintenance of successful relationships with our Board and stockholders and with employees;

•	Our financial performance with respect to the preparation of and compliance with our budget, including capital reserves;

•	Success in securing additional grants and funding from third-party sources; and

•	Regulatory compliance.

2018 Executive Compensation Summary

Throughout 2018, our company was guided by our executive management team consisting of Mr. Cola, Mr. Piper and Dr. Neil. The terms of the employment agreements of each of our NEOs are described in greater detail below under the heading “Employment Agreements with Named Executive Officers.”

2018 Base Salaries

As noted above, base salaries were initially negotiated and set forth in employment agreements with our NEOs. Thereafter, the Compensation Committee reviews the salaries of our NEOs periodically. The Compensation Committee’s aim, in line with our company’s general compensation philosophy, is to set compensation levels that are competitive while maintaining a reasonable cost structure. The employment agreements with Mr. Cola, Mr. Piper and Dr. Neil provide for a review of the executive’s annual base salary for possible increase, but not decrease. Following this review, the Compensation Committee determined to keep the 2018 base salaries for all of our NEOs the same as 2017.

2018 Annual Bonuses

Our NEOs are eligible to receive annual bonuses based upon performance. Each officer’s employment agreement generally provides a target bonus amount, which is reflected as a percentage of annual base salary, and the Compensation Committee, in consultation with senior management, determines whether the specific NEO is entitled to all or a portion of the target bonus, based upon the achievement of various performance factors. For 2018, target annual bonus levels were 70% of annual base salary for Mr. Cola, 50% of annual base salary for Mr. Piper and 60% of annual base salary for Dr. Neil.

Our NEOs were eligible to receive annual bonuses for 2018 based upon the level of achievement of the following corporate performance factors, the details of which were communicated to the executives in early 2018:

Performance Factor	Weighting of Performance Factor
Business Development	5%
Finance	25%
R&D Operations	70%

Our company’s senior management, including Mr. Cola, Dr. Neil and Mr. Piper, provided information to the Compensation Committee as to the level of achievement of each of the foregoing performance factors, and recommended bonus amounts based upon such level of achievement and the respective bonus targets set forth in their respective employment agreements. The Compensation Committee determined that most of the corporate performance factors had not been achieved to a satisfactory level, and reviewed and ultimately approved senior management’s recommendations with respect to a payout of 2018 annual bonuses at 0% of target.

In January 2018, following the significant failure of the SAGA trial, the Compensation Committee approved a cash retention bonus plan for certain of our employees (the “Retention Plan”). The Retention Plan included the award of a cash retention bonus to Mr. Piper in the amount of $330,000. Mr. Piper’s cash retention bonus vested on December 1, 2018. This retention bonus amount for 2018 is included in the Summary Compensation Table.

2018 Equity Compensation

Stock option grants are generally made at the commencement of employment and following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and approves stock option and other equity awards to NEOs based upon a review of competitive compensation data, its assessment of individual performance, a review of each NEO’s existing long-term incentives, and retention considerations. In April 2018, the Compensation Committee approved grants of stock options to members of our senior management and non-employee directors that were conditioned on stockholder approval of the proposed amendment to the Stock Incentive Plan. The stock options were granted in recognition of their performance in 2017. In May 2018, the Compensation Committee approved grants of stock options to members of our senior management to acknowledge a reset in the value of the Company stock following a major trial failure in early 2017. The terms of such stock option grants are described in greater detail below under the heading “2018 Grants of Plan-Based Awards Table.”

2019 Compensation

After the failure of the Company’s ASCEND trial in January 2019, our Chief Executive Officer, Mr. Cola, informed the Compensation Committee of his voluntary election to forego nearly the entirety of his annual base salary until such a time as the Company has determined its go-forward strategy. At such time, Mr. Cola may elect to continue to receive the base salary to which he is otherwise entitled pursuant to his employment agreement or as the Compensation Committee then determines.

In March 2019, the Compensation Committee approved an additional cash retention bonus for Mr. Piper in the amount of $82,500, which will be paid if Mr. Piper remains continuously employed by the Company through April 30, 2019.

Our Other Compensation Policies

Employment Agreements

Each of our NEOs serves “at will” and is party to an employment agreement with our company covering a variety of important issues concerning the NEO’s employment, including the service that will be expected of the NEO, the compensation the NEO will be paid, how long and under what circumstances the NEO will remain employed, and the financial details relating to any decision that either our company or the NEO may make to terminate the NEO’s employment with our company. All of our employment agreements also contain significant restrictive covenants that are intended to protect our intellectual property.

We provide all of our NEOs with severance arrangements in their employment agreements. We believe that severance packages are a common characteristic of compensation for executive officers in our industry. They are intended to provide our NEOs with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance arrangements are necessary to help us attract and retain skilled and qualified executive officers to continue to grow our company.

Our employment agreements are described in greater detail below under the heading “Employment Agreements with Named Executive Officers.”

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to its chief executive officer and the four other most highly paid executive officers (other than the chief executive officer) to $1 million per year per covered executive officer. Prior to the 2017 tax reform, Section 162(m) provided an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of certain compensatory stock options and other compensation based on performance criteria that are approved in advance by stockholders. As a general matter, in making its previous compensation decisions, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation. However, we believe that there may be times when we need to retain flexibility in compensating our executive officers in a manner that we believe will best promote our corporate objectives even though the compensation may not be fully deductible under Section 162(m). Therefore, we have not adopted a policy that requires that all compensation be deductible.

Accounting Considerations

The accounting impact of our equity compensation program is one of many factors that the Compensation Committee may consider in determining the size and structure of our program.

Common Stock Ownership Requirements

While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves facilitating common stock ownership by our NEOs through the grant of equity awards because we believe that it helps to align their financial interests with those of our stockholders.

Timing of Awards

The Compensation Committee has the authority to grant equity awards under our Stock Incentive Plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Compensation Recovery Policy

We do not have a policy to attempt to recover incentive compensation payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Prior Say-on-Pay Vote

Our stockholders overwhelmingly approved our executive compensation program at our 2016 annual meeting. Besides this approval, we received no specific feedback from our stockholders concerning our executive compensation program during the past year. Greater than 93% of shares present and eligible to vote approved the non-binding advisory resolution on executive compensation at our 2016 annual meeting. The Compensation Committee considered this approval a reflection of our stockholders’ favorable view of our compensation program. The Compensation Committee did not specifically rely on the results of the vote in making any compensation-related decisions during 2018. A non-binding advisory say-on-pay vote is currently scheduled to be conducted this year. The next advisory vote on say-on-pay is expected to occur at our 2020 annual meeting, assuming our stockholders approve Proposal 4 to hold a say-on-pay advisory vote each year.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we incorporate it by specific reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Compensation Committee:

Alastair Clemow, Chairman

Joseph J. Grano, Jr.

Compensation Committee Interlocks and Insider Participation

During 2018, Dr. Clemow and Mr. Grano served as the members of the Compensation Committee. None of the persons who served as members of the Compensation Committee during 2018 was or is an officer or employee of our company, and no executive officer of our company served or serves on the compensation committee or board of any company that employed or employs any person who served as a member of the Compensation Committee or the Board of Directors in 2018.

Summary Compensation Table

The following Summary Compensation Table summarizes the compensation information for the years ended December 31, 2018, 2017 and 2016 for each of our NEOs. The 2018 Grants of Plan-Based Awards Table following the Summary Compensation Table provides additional information regarding compensation granted to these officers in 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Michael F. Cola	2018	450,000	—	839,630	41,993	1,331,623
President and Chief Executive	2017	450,000	283,500	711,850	34,719	1,480,069
Officer	2016	450,000	299,250	737,500	37,446	1,524,196

Brian D. Piper	2018	330,000	330,000	395,930	31,909	1,087,839
Chief Financial Officer and	2017	311,596	215,001	594,790	21,787	1,143,174
Corporate Secretary	2016	290,985	139,673	409,050	20,878	860,586

Garry A. Neil	2018	410,000	—	437,580	18,381	865,961
Chief Scientific Officer	2017	410,000	203,688	614,300	10,380	1,238,368
	2016	410,000	236,160	545,400	12,119	1,203,679

(1)	Amounts included in this column reflect the aggregate grant date fair value of awards granted in the specified year computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(i) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Represents health care benefits and 401(k) benefits.

2018 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Michael F. Cola	4/17/2018	661,000	$1.55	$449,480
Michael F. Cola	5/14/2018	450,000	1.51	390,150
Brian D. Piper	4/17/2018	238,000	1.55	161,840
Brian D. Piper	5/14/2018	270,000	1.51	234,090
Garry A. Neil	4/17/2018	261,000	1.55	177,480
Garry A. Neil	5/14/2018	300,000	1.51	260,100

(1)	All options reported in this table were granted under the Stock Incentive Plan. One third of these granted options vest on the first anniversary of the grant date with the remaining vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to continuous service through each vesting date.

(2)	Amounts included in this column reflect the aggregate grant date fair value of awards granted in the specified year computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(i) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Employment Agreements with Named Executive Officers

We have employment and other service agreements with all of our NEOs. The following is a summary of the material terms of the compensatory elements of the employment agreements. Additional details of each employment agreement are described under the headings “Potential Payments Upon Termination or Change of Control.”

Michael F. Cola

On September 13, 2013, we entered into an employment agreement with Mr. Cola to serve as our President and Chief Executive Officer. The agreement has a term of three years, subject to automatic extension for successive one-year periods unless either party provides 90 days’ advance written notice of such party’s desire not to renew. The agreement provides for an initial base salary at an annual rate of $450,000 (currently $450,000), subject to review by our Board for possible increase, but not decrease. Mr. Cola is also eligible to receive performance-based annual bonuses for each fiscal year ending during the employment period, with any applicable performance metrics and goals to be established by our Board after consultation with Mr. Cola. His initial target bonus was 70% of annual base salary but may be greater or less based upon actual performance and the determination of our Board. He is also entitled to participate in all incentive and benefit plans in effect from time to time with respect to our senior executives in the United States. After the failure of the Company’s ASCEND trial in January 2019, our Chief Executive Officer, Mr. Cola, informed the Compensation Committee of his voluntary election to forego nearly the entirety of his annual base salary until such a time as the Company has determined its go-forward strategy. At such time, Mr. Cola may elect to continue to receive the base salary to which he is otherwise entitled pursuant to his employment agreement or as the Compensation Committee then determines.

Brian D. Piper

On February 1, 2016, we entered into an offer letter with Mr. Piper promoting him to Chief Financial Officer. The material terms of the offer letter were substantially similar to the employment agreement entered into with Mr. Cola, except that Mr. Piper’s offer letter provided for an initial base salary at an annual rate of $300,000 (currently $330,000), an initial target bonus of 50% of annual base salary and that we and Mr. Piper will work in good faith to agree to Mr. Piper’s performance objectives prior to the start of each calendar year.

Garry A. Neil

On September 13, 2013, we entered into an employment agreement with Dr. Neil to serve as our Global Head of Research and Development. His title was changed to Chief Scientific Officer in July 2014, although none of his compensation arrangements changed as a result of the new title. The employment agreement with Dr. Neil is substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Neil’s employment agreement provides for an initial base salary at an annual rate of $410,000 (currently $410,000) and an initial target bonus of 60% of annual base salary.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth certain information, on an award-by-award basis, concerning outstanding unexercised options to purchase common stock for each NEO as of December 31, 2018.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael F. Cola	5/14/2018	—	450,000	(1)	$1.51	5/14/2028
	4/17/2018	—	661,000	(1)	1.55	4/17/2028
	8/11/2017	22,223	27,777	(1)	1.32	8/11/2027
	2/17/2017	83,333	166,667	(2)	4.91	2/17/2027
	4/15/2016	166,667	83,333	(2)	4.83	4/15/2026
	2/18/2015	42,087	—		7.01	2/18/2025
	2/18/2015	187,500	62,500	(3)	7.01	2/18/2025
	4/16/2014	17,327	—		6.45	4/16/2024
	9/13/2013	1,500,000	—		4.22	9/13/2023
Brian D. Piper	5/14/2018	—	270,000	(4)	1.51	5/14/2028
	4/17/2018	—	238,000	(4)	1.55	4/17/2028
	8/11/2017	48,889	61,111	(4)	1.32	8/11/2027
	2/17/2017	63,333	126,667	(5)	4.91	2/17/2027
	4/15/2016	100,000	50,000	(5)	4.83	4/15/2026
	2/18/2015	37,500	12,500	(6)	7.01	2/18/2025
	4/16/2014	250,000	—		6.45	4/16/2024
Garry A. Neil	5/14/2018	—	300,000	(7)	1.51	5/14/2028
	4/17/2018	—	261,000	(7)	1.55	4/17/2028
	8/11/2017	44,444	55,556	(7)	1.32	8/11/2027
	2/17/2017	66,667	133,333	(8)	4.91	2/17/2027
	4/15/2016	133,333	66,667	(8)	4.83	4/15/2026
	2/18/2015	150,000	50,000	(9)	7.01	2/18/2025
	4/16/2014	13,532	—		6.45	4/16/2024
	9/13/2013	900,000	—		4.22	9/13/2023

(1)	One third of these granted options vest on the first anniversary of the grant date with the remaining options vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to Mr. Cola’s continuous service through each vesting date.

(2)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola’s continuous service through each vesting date.

(3)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Cola’s continuous service through each vesting date.

(4)	One third of these granted options vest on the first anniversary of the grant date with the remaining options vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to Mr. Piper’s continuous service through each vesting date.

(5)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Piper’s continuous service through each vesting date.

(6)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Piper’s continuous service through each vesting date.

(7)	One third of these granted options vest on the first anniversary of the grant date with the remaining options vesting in 24 equal monthly installments beginning one month following the first anniversary of the grant date, subject to Dr. Neil’s continuous service through each vesting date.

(8)	These options will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil’s continuous service through each vesting date.

(9)	These options will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to Dr. Neil’s continuous service through each vesting date.

2018 Option Exercises and Stock Vested

None of our NEOs exercised any options or held any stock awards that vested during the year ended December 31, 2018.

Potential Payments Upon Termination or Change of Control

The employment agreements that we entered into with our NEOs provide for certain payments in connection with a termination of employment.

We may terminate Mr. Cola’s or Dr. Neil’s employment immediately upon written notice in the event of death or disability, in which case he or his estate will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 100% of his annual base salary plus target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of unvested stock options scheduled to vest within 12 months after the termination date (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date).

If Mr. Cola or Dr. Neil terminates his employment for good reason (as defined in the agreement) or we terminate his employment without cause (as defined in the agreement), he will be entitled to all wages and benefits earned through the effective date of termination, a pro-rated bonus for the year in which the termination date occurs, a lump sum payment equal to 150% of his annual base salary plus 150% of his target bonus for the year in which the termination date occurs, continuing coverage under medical and dental plans for a period of up to 18 months after the termination date and immediate vesting of all unvested stock options (which options would remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date). If we terminate such officer’s employment for cause, he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will terminate and no longer be exercisable. Each such officer may terminate his employment voluntarily without good reason by giving at least 60 days’ prior written notice, in which case he will only be entitled to wages and benefits earned through the effective date of termination, and all unvested stock options will expire and vested stock options will remain exercisable for a period of 90 days after the termination date. Each such officer has agreed not to compete and not to solicit our employees, consultants, customers or suppliers during the period of his employment and for a period of 12 months following the termination of his employment.

If Mr. Piper terminates his employment for good reason (as defined in his agreement) or we terminate his employment without cause (as defined in his agreement), he will be entitled to a lump sum payment, payable on the 45th day following the termination date, in an amount equal to the sum of 100% of his annual base salary in effect on the termination date plus 100% of his target annual bonus for the year in which the termination occurs. Furthermore, Mr. Piper and his spouse and his dependents shall have continuing coverage under medical and dental plans for a period of up to 12 months after the termination date. All unvested stock options then held by Mr. Piper shall vest immediately and all vested stock options shall remain exercisable through the earlier of the 24-month anniversary of the termination date or the original expiration date of the applicable stock option.

Stock Incentive Plan

Except for the options granted to Mr. Cola and Dr. Neil as a material inducement to entering into employment with us in September 2013, all of the options held by our NEOs as of December 31, 2018 were granted under our Stock Incentive Plan, which we initially adopted in March 2006, amended and restated as of March 5, 2012, and, with stockholder approval, subsequently amended, most recently in 2018. The Stock Incentive Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has full authority and discretion to take any actions it deems necessary or advisable for the administration of the Stock Incentive Plan.

Our Stock Incentive Plan provides that, unless otherwise stated in an award agreement, in the event of a change of control, all outstanding unvested options will be immediately and fully vested and exercisable, and all restrictions applicable to outstanding restricted stock awards will terminate fully, except under certain circumstances in which the relevant participant is associated with the party/ies gaining control of us.

An option holder will have the right to exercise any options held by him or her following the termination of his or her service during the option term, to the extent that the option was exercisable and vested at the date of termination of service:

•	if the termination of service was due to any reason other than death or disability — for the shorter of 90 days from the date of termination of service and the unexpired term of the option; or

•	if the termination of service was due to death or disability of the option holder — for the shorter of one year from the date of termination of service and the unexpired term of the option.

The Compensation Committee may, in its sole discretion, extend these periods. Unless otherwise determined by the Compensation Committee, to the extent that the right to exercise the option has not vested at the date of termination of service, the option will terminate when the option holder’s service terminates. Similarly, unvested awards of restricted stock will be forfeited and returned to us in the event of a termination of service occurring prior to the expiration of the vesting period for the award unless otherwise determined by the Compensation Committee.

For the purposes of the Stock Incentive Plan, termination of service means the termination of a person’s status as our employee or director or (where the person is not an employee or director of our company) the termination of the person’s business relationship with us.

Termination and Change of Control Payments

The following table includes estimated payments owed and benefits required to be provided to our other NEOs under the employment agreements, option agreements and Stock Incentive Plan described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2018.

Name	Triggering Event	Cash Severance ($)	Accelerated Vesting of Stock and Option Awards(1) ($)	Continuation of Medical and Dental Benefits(2) ($)	Total ($)
Michael F. Cola	Termination due to death or disability	765,000	—	41,993	806,993
	Termination for good reason or without cause	1,147,500	—	62,990	1,210,490
	Termination for cause	—	—	—	—
	Change of control	—	—	—	—
Brian D. Piper	Termination due to death or disability	—	—	—	—
	Termination for good reason or without cause	495,000	—	24,790	519,790
	Termination for cause	—	—	—	—
	Change of control	—	—	—	—
Garry A. Neil	Termination due to death or disability	656,000	—	6,031	662,031
	Termination for good reason or without cause	984,000	—	9,047	993,047
	Termination for cause	—	—	—	—
	Change of control	—	—	—	—

(1)	Per SEC rules, the value shown for each NEO is the aggregate spread between the closing market price of our common stock on the Nasdaq Global Market of $0.70 per share on December 31, 2018 and the exercise price of the accelerated options, if less than $0.70. No value is assigned to accelerated options with exercise prices equal to or greater than $0.70 per share.

(2)	Represents the estimated cost of providing or paying for continuing medical and dental coverage following termination due to death or disability, or following termination for good reason or without cause.

2018 Director Compensation

In 2018, our directors were compensated in accordance with a comprehensive compensation policy for directors recommended by the Compensation Committee and adopted by our Board in February 2015. Based on the director compensation policy, the compensation earned by non-executive directors for fiscal 2018 was as follows:

Annual retainer	$25,000
Annual committee retainers:
Audit (Chair/Member)	$15,000/$7,500
Compensation (Chair/Member)	$10,000/$5,000
Nominating and Corporate Governance (Chair/Member)	$7,000/$3,500
Science and Technology (Chair/Member)	$10,000/$5,000
Annual option grant to Chairman of the Board	100,000 shares
Annual option grant to all other directors	50,000 shares

The following table provides director compensation information for the year ended December 31, 2018 for our directors who served as such at any time during that year (other than Mr. Cola, whose compensation is fully reflected in the Summary Compensation Table above).

Name	Fees Earned or Paid in Cash ($)		Option Awards(*) ($)		Total ($)
Sol J. Barer	—	(1)	71,800	(3)	71,800
Eugene A. Bauer	22,500	(2)	35,900	(4)	58,400
Matthew D. Bayley	25,000		35,900	(5)	60,900
Alastair Clemow	34,500	(2)	35,900	(6)	70,400
Barbara G. Duncan	45,000		35,900	(7)	80,900
Wilbur H. Gantz(8)	18,000		—		18,000
Joseph J. Grano, Jr.	29,625	(2)	35,900	(9)	65,525

*	Amounts included in this column reflect the aggregate grant date fair value of awards granted in 2018 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the awards reported in this column, please refer to Note 2(i) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(1)	Dr. Barer has waived receiving any cash fees to which he would have been entitled for his service on our Board of Directors and any of its committees.

(2)	The designated directors waived receiving cash fees earned in the fourth quarter of 2018, to which they would have been entitled for their services on our Board of Directors and any of its committees.

(3)	Represents the grant date fair value of options to purchase 100,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Dr. Barer or affiliated trusts held options to purchase an aggregate of 770,000 shares of common stock.

(4)	Represents the grant date fair value of options to purchase 50,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Dr. Bauer held options to purchase an aggregate of 188,571 shares of common stock.

(5)	Represents the grant date fair value of options to purchase 50,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Dr. Bayley held options to purchase an aggregate of 90,000 shares of common stock.

(6)	Represents the grant date fair value of options to purchase 50,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Dr. Clemow held options to purchase an aggregate of 230,714 shares of common stock.

(7)	Represents the grant date fair value of options to purchase 50,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Ms. Duncan held options to purchase an aggregate of 130,000 shares of common stock.

(8)	Mr. Gantz retired from the Board of Directors effective June 14, 2018.

(9)	Represents the grant date fair value of options to purchase 50,000 shares of common stock granted on April 17, 2018 under our Stock Incentive Plan at an exercise price of $1.55 per share. Such options have a 10-year term and vest in full on the first anniversary of the grant date. As of December 31, 2018, Mr. Grano held options to purchase an aggregate of 125,000 shares of common stock.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, which we refer to as the DGCL. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	Any transaction from which the director derived an improper personal benefit;

•	Acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	Voting or assenting to unlawful payments of dividends or other distributions.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect to any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain directors and officers liability insurance coverage for the benefit of our directors and officers. Such insurance is generally designed to respond to claims against company officers and directors alleging breach of duty. Subject to their terms, conditions, and exclusions, these policies respond to civil and criminal matters, including securities-related matters. Our company’s program structure consists of “standard” coverage, as well as “A-side difference in conditions” coverage. Standard coverage includes coverage for non-indemnifiable claims against individuals, or A-side claims, indemnifiable claims against individuals, and securities claims (including securities claims against the corporate entity). The separate A-side difference in conditions coverage responds only for non-indemnifiable claims. Subject to its terms, conditions, and exclusions, the A-side coverage responds when the underlying standard coverage fails to respond in certain situations. We believe our coverage is consistent with industry standards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding the common stock that may be issued as stock grants or upon exercise of options, warrants and rights under all of our equity compensation plans, including individual compensation arrangements.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options and Warrants(1)		Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,477,118	(2)	$3.73	4,674,838
Equity compensation plans not approved by security holders	2,700,000	(3)	$4.21	—
Total	10,177,118		$3.86	4,674,838

(1)	The number of shares is subject to adjustment in the event of stock splits and other similar events.

(2)	Consists of options awarded under the Stock Incentive Plan.

(3)	Consists of:

(i)	Inducement awards granted in September 2013 outside of the Stock Incentive Plan to Mr. Cola (1,500,000 options) and Dr. Neil (900,000 options).

(ii)	An inducement award of 100,000 options granted outside of the Stock Incentive Plan to a new employee in February 2016 having an exercise price of $3.64 per share and expiring on February 16, 2026; and

(iii)	An inducement award of 200,000 options granted outside of the Stock Incentive Plan to a new employee in March 2016 having an exercise price of $4.42 per share and expiring on March 7, 2026.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2019 by the following:

•	Each of our directors and NEOs;

•	All of our directors and executive officers as a group; and

•	Each person or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

For purposes of the table below, we treat shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after April 26, 2019 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o Aevi Genomic Medicine, Inc., 435 Devon Park Drive, Suite 715, Wayne, Pennsylvania 19087.

	Shares Beneficially Owned
Name	Number	Percentage**

5% Stockholders:
The Children’s Hospital of Philadelphia Foundation(1) (8)	21,311,586	31.5%
Adage Capital Partners, L.P.(2)	5,923,633	9.1%
Philip R. Harper(3)	4,924,819	7.6%
Baker Bros. Advisors(4)	3,950,419	6.1%

	Shares Beneficially Owned
Name	Number	Percentage**

Named Executive Officers and Directors:

Sol J. Barer(5)	4,943,664	7.5%
Eugene A. Bauer(6)	357,816	*
Matthew D. Bayley(7) (8)	21,311,586	31.5%
Alastair Clemow(9)	291,780	*
Michael F. Cola(10)	2,915,856	4.3%
Barbara G. Duncan(11)	200,115	*
Joseph J. Grano, Jr.(12)	306,908	*
Garry A. Neil(13)	1,845,927	2.8%
Brian F. Piper(14)	836,384	1.3%
All currently-serving directors and executive officers as a group (9 persons)(15)	33,010,036	44.3%

*	Represents less than 1%.

**	Percentages calculated in accordance with SEC rules and based upon 64,766,882 shares of common stock outstanding as of April 26, 2019.

(1)	Information based on a Schedule 13D/A filed with the SEC by The Children’s Hospital of Philadelphia Foundation (the “Foundation”) on March 29, 2019 (the “CHOP Schedule 13D”). According to the CHOP Schedule 13D, the Foundation is the beneficial owner of (i) 21,311,586 shares of common stock, consisting of 18,424,036 shares of common stock, 2,824,217 shares of common stock issuable upon the exercise of a warrant held by the Foundation, and (ii) 13,333 options having an exercise price of $1.25 per share expiring on December 4, 2027 and 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 that are held by Dr. Bayley, who holds such options as nominee of the Foundation, which will receive all economic benefits associated therewith. The Foundation’s Board of Trustees, or a committee designated by the Board of Trustees, has voting and investment power over the securities. No member of the Foundation’s Board of Trustees or investment committee may act individually to vote or sell securities held by the Foundation; therefore, no individual board or committee member is deemed to beneficially own, within the meaning of Rule 13d-3, any securities held by the Foundation solely by virtue of the fact that he or she is a member of the Board of Trustees or the investment committee. The Foundation’s address is 3401 Street & Civic Center Boulevard, Philadelphia, Pennsylvania 19104.

(2)	Information based solely on a Schedule 13G/A filed with the SEC by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson, and Phillip Gross on February 13, 2018 (the “Adage Schedule 13G”). According to the Adage Schedule 13G, ACP is the beneficial owner of 5,923,633 shares of common stock, consisting of 5,500,000 shares of common stock, and 423,633 shares of common stock issuable upon exercise of a warrant. ACP has the power to dispose of and the power to vote the shares of common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of common stock. By reason of the provisions of Rule 13d-3, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of common stock. By reason of the provisions of Rule 13d-3, each may be deemed to beneficially own the shares beneficially owned by ACP. Adage Capital Partners GP, L.L.C. is the general partner of Adage, and Adage Capital Advisors, L.L.C. is the managing member of Adage Capital Partners GP, L.L.C.; therefore, Adage Capital Partners GP, L.L.C. and Adage Capital Partners L.P. may be deemed to beneficially own securities owned by Adage. The address of the business office of each of the reporting persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(3)	Information based solely on a Schedule 13G filed with the SEC by Philip R. Harper on February 6, 2018 (the “Harper Schedule 13G”). According to the Harper Schedule 13G, Mr. Harper owns 4,924,819 shares of common stock and has sole voting and dispositive power over 4,924,819 shares of common stock. The address for Mr. Harper is 1850 Rose Cottage Lane, Malvern, Pennsylvania 19355.

(4)	Information based solely on a Schedule 13G filed with the SEC by Baker Bros. Advisors LP (the “Adviser”), Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker on February 13, 2019 (the “Baker Schedule 13G”). According to the Baker Schedule 13G, shares of common stock beneficially owned by the Adviser are held by: (i) 405,187 shares owned by 667, L.P. (“667”) and (ii) 3,545,232 shares owned by Baker Brothers Life Sciences, L.P. (“BBLS”). These amounts include shares of common stock as well as shares of common stock issuable upon exercise of warrants. The warrants are only exercisable to the extent that the holders thereof together with their affiliates would beneficially own, for purposes of Section 13(d) no more than 4.99% of our outstanding common stock after conversion. As a result of this restriction, the number of shares that may be issued upon exercise of the warrants by the above holders may change depending upon changes in the outstanding shares. Adviser GP is the sole general partner of the Adviser. Julian C. Baker and Felix J. Baker have voting and investment power over our securities held by each of 667 and BBLS, as principals of Adviser GP. Julian C. Baker, Felix J. Baker, Adviser and Adviser GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. The address of the business office of each of the reporting persons is c/o Baker Bros. Advisors LP, 860 Washington Street, 3rd Floor, New York, New York 10014.

(5)	Consists of:

(i)	1,028,032 shares of common stock, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 80,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 80,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 80,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 100,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 74,912 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022 held directly by Dr. Barer;

(ii)	153,846 shares of common stock held by Dr. Barer’s wife;

(iii)	200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Sol J. Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer is the sole trustee and annuitant;

(iv)	200,000 options having an exercise price of $5.22 per share expiring on September 13, 2023, held by the Meryl Barer 2014 Grantor Retained Annuity Trust No. III, of which Dr. Barer’s wife is the sole trustee and annuitant;

(v)	365,854 shares of common stock held by the Sol J. Barer 2013 Grantor Retained Annuity Trust No. IV, of which Dr. Barer is the sole trustee and annuitant; and

(vi)	2,551,020 shares of common stock held by Barer & Son Capital LLC.

(6)	Consists of 165,715 shares of common stock, 28,571 options having an exercise price of $8.19 per share expiring on September 14, 2020, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 3,530 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(7)	Includes 21,248,253 shares of common stock held by the Foundation, consisting of 18,424,036 shares of common stock, and 2,824,217 shares of common stock issuable upon the exercise of a warrant held by the Foundation. Dr. Bayley disclaims beneficial ownership of all of the securities held by the Foundation.

(8)	Includes 13,333 options having an exercise price of $1.25 per share expiring on December 4, 2027 and 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 that are held by Dr. Bayley. Dr. Bayley holds options as nominee of the Foundation, which will receive all economic benefits associated therewith. Mr. Bayley disclaims beneficial ownership of such options.

(9)	Consists of 57,536 shares of common stock, 12,857 options having an exercise price of $8.19 per share expiring on September 13, 2020, 12,857 options having an exercise price of $6.55 per share expiring on January 11, 2021, 15,000 options having an exercise price of $2.66 per share expiring on January 3, 2022, 15,000 options having an exercise price of $7.25 per share expiring on January 2, 2023, 50,000 options having an exercise price of $6.70 per share expiring on November 11, 2023, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 3,530 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(10)	Consists of 218,483 shares of common stock, 1,500,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 17,327 options having an exercise price of $6.45 per share expiring on April 16, 2024, 292,087 options having an exercise price of $7.01 per share expiring on February 18, 2025, 250,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 166,667 options having an exercise price of $4.91 per share expiring on February 17, 2027, 30,556 options having an exercise price of $1.32 per share expiring on August 11, 2027, 257,055 options having an exercise price of $1.55 per share expiring on April 17, 2028, 162,500 options having an exercise price of $1.51 per share expiring on May 14, 2028, and 21,181 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(11)	Consists of 59,524 shares of common stock, 40,000 options having an exercise price of $8.09 per share expiring on July 22, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 10,591 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(12)	Consists of:

(i) 75,683 shares of common stock, 15,000 options having an exercise price of $6.50 per share expiring on January 2, 2024, 20,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 20,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 20,000 options having an exercise price of $1.32 per share expiring on June 22, 2027, 50,000 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 7,061 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022;

(ii) 27,000 shares of common stock held by Mr. Grano’s wife;

(iii) 56,780 shares of common stock held by The Grano Children’s Trust; and

(iv) 15,384 shares of common stock held by The Grano Family Foundation.

(13)	Consists of 114,774 shares of common stock, 900,000 options having an exercise price of $4.22 per share expiring on September 13, 2023, 13,532 options having an exercise price of $6.45 per share expiring on April 16, 2024, 200,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 200,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 133,333 options having an exercise price of $4.91 per share expiring on February 17, 2027, 61,111 options having an exercise price of $1.32 per share expiring on August 11, 2027, 101,500 options having an exercise price of $1.55 per share expiring on April 17, 2028, 108,333 options having an exercise price of $1.51 per share expiring on May 14, 2028, and 13,344 warrants to purchase common stock having an exercise price of $2.84 per share expiring on October 17, 2022.

(14)	Consists of 2,439 shares of common stock, 250,000 options having an exercise price of $6.45 per share expiring on April 16, 2024, 50,000 options having an exercise price of $7.01 per share expiring on February 18, 2025, 150,000 options having an exercise price of $4.83 per share expiring on April 15, 2026, 126,667 options having an exercise price of $4.91 per share expiring on February 17, 2027, 67,223 options having an exercise price of $1.32 per share expiring on August 11, 2027, 92,555 options having an exercise price of $1.55 per share expiring on April 17, 2028 and 97,500 options having an exercise price of $1.51 per share expiring on May 14, 2028.

(15)	Footnotes (5) through (14) are incorporated herein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2018 all of our officers and directors filed the required reports on a timely basis under Section 16(a), except that Mr. Bayley and Mr. Grano, two of the Company’s directors, each filed one late Form 4.

Certain Relationships and Related Transactions

Review and approval of related party transactions has been delegated by the Board of Directors to the Audit Committee. The Audit Committee reviews and approves all transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Private Placement Transaction

In October 2017, we completed a sale of 22,222,222 shares of our common stock and warrants to purchase up to an aggregate of 3,953,904 shares of our common stock at a purchase price of $1.26 per share of common stock and accompanying warrant in a private placement transaction. The aggregate proceeds from the private placement were approximately $28.0 million. Among the participants in the private placement were our directors, executive officers, and investors who became holders of at least 5% of our common stock as a result of the transaction. The following table summarizes approximate dollar value of the amount of certain related persons’ interest in the private placement transaction:

	Number of	Number of
Related Party	Shares Purchased	Warrants Purchased	Approximate Value ($)
Children’s Hospital of Philadelphia Foundation, 5% holder	15,873,016	2,824,217	20,000,000
Adage Capital Partners, L.P., 5% holder	2,380,952	423,633	3,000,000
Baker Bros. Advisors, 5% holder	3,174,603	564,843	4,000,000
Sol J. Barer, Director	421,032	74,912	530,500
Michael F. Cola, Executive Officer and Director	119,048	21,181	150,000

CHOP Amendments

In November 2014, we entered into a license agreement (the “License Agreement”), and a sponsored research agreement (the “Research Agreement”), each with The Children’s Hospital of Philadelphia (“CHOP”). Under the terms of the License Agreement, CHOP granted us (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets and (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, or the Biobank.

For the year ended December 31, 2018, $5.94 million was due under the Research Agreement and $4.75 million will be due under the Research Agreement in 2019. In the first half of 2020, $2.38 million will be due under Research Agreement.

On March 25, 2019, we and CHOP agreed to, and on March 29, 2019 we and CHOP entered into definitive agreements to, amend the Research Agreement and the License Agreement (the “CHOP Amendments”). The CHOP Amendments allow us to defer the monthly payments due under the Research Agreement for the period from February 1, 2019 through September 30, 2019 in exchange for a non interest-bearing note in the amount of such deferral. Such note matures September 30, 2019 and is secured by all of the Company’s intellectual property and other assets (the “Note”). At maturity, and at CHOP’s option, the Note will be payable in cash or a number of shares of our common stock calculated based on the price of our common stock at such time; provided, however, if conversion upon such election would cause CHOP and its affiliates including the CHOP Foundation to own, in the aggregate, in excess of 47.5% of the then-outstanding shares of our common stock (after giving effect to such conversion), then CHOP would only receive the number of shares of our common stock such that CHOP and its affiliates including the CHOP Foundation would own, in the aggregate, 47.5% of the then outstanding shares of our common stock (after giving effect to such conversion), and the balance of the Note would be payable to CHOP in cash.

The CHOP Amendments with respect to the Research Agreement and the License Agreement prohibit the assignment or sublicense of CHOP’s intellectual property licensed by the Company under the Research Agreement and the License Agreement without CHOP’s prior written consent, allows CHOP to terminate the Research Agreement and the License Agreement upon a change of control without CHOP’s prior written consent, reduces the period of time during which we have to exercise its options to license new intellectual property of CHOP and to negotiate the terms of any such license and requires us to meet certain diligence requirements related to acquiring rights to and commencing a clinical trial for a viable molecule that addresses the optioned intellectual property.

Furthermore, we have agreed that, until and including June 23, 2019, the Company will not undertake any equity financing (including convertible notes) that would have a dilutive effect on the stockholders of the Company. Thereafter, and until the later of repayment in full of the Note or June 30, 2020, the Company has agreed to only undertake an equity financing (including convertible notes) if the net proceeds of such financing provide at least six month of cash to sustain our operations; provided, that CHOP will have a right of first refusal to purchase any or all equity proposed to be issued in such financing on equivalent terms.

CHOP is the Company’s largest shareholder, and the CHOP Foundation has the right to nominate one member of our Board of Directors. Expenses related to CHOP, within the Research Agreement or otherwise, were $7,111 and $7,780 for the years ended December 31, 2018 and December 31, 2017, respectively. As of December 31, 2018, the Company had total payables related to CHOP, inclusive of those related to the Research Agreement, of $1,218, allocated between accrued expenses and trade payables.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

Representatives of Ernst & Young LLP are not expected to be present at the annual meeting; however, they are expected to be available by telephone to respond to appropriate questions.

Fees

The following table sets forth the aggregate fees billed to us by our principal accountant, Ernst & Young LLP, for professional services rendered on behalf of our company and its subsidiaries for fiscal years 2018 and 2017, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

	2018	2017
Audit Fees	$343	$529
Audit-Related Fees	63	-
Tax Fees	103	20
All Other Fees	-	7
Total	$509	$556

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements, the review of the semi-annual financial statements included in our regulatory filings on NASDAQ, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include amounts for assurance and related services.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including, but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related services.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by the independent auditors. All of the fiscal year 2017 and 2018 audit and non-audit services were pre-approved by the Audit Committee of our Board of Directors.

Vote Required

Assuming a quorum is present, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the approval of a majority of the votes cast at the annual meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we incorporate it by specific reference.

The undersigned members of the Audit Committee of the Board of Directors of Aevi Genomic Medicine, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2018 as follows:

1.       The Audit Committee has reviewed and discussed with management the audited financial statements for Aevi Genomic Medicine, Inc. for the fiscal year ended December 31, 2018.

2.       The Audit Committee has discussed with representatives of Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

3.       The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2018 be included in Aevi Genomic Medicine, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Barbara G. Duncan, Chair

Alastair Clemow

Joseph J. Grano, Jr.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. The Board recognizes that executive compensation is an important matter for our stockholders, and we believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation programs. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our executive compensation program and policies for our named executive officers.

As described in this proxy statement under the heading “Executive Compensation — Compensation Discussion & Analysis,” the primary objectives of our executive compensation program are to attract, motivate and retain executive officers who contribute to our growth and success while aligning their compensation opportunities with long-term stockholder value creation. We believe that our executive compensation program is appropriately designed to incentivize our named executive officers to work for our long-term prosperity through pay-for-performance incentives, is reasonable in comparison with the levels of compensation provided by comparable companies, discourages our named executive officers from assuming excessive risks, and reflects a reasonable cost.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board and the Compensation Committee do, however, value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

Assuming a quorum is present, the approval of the advisory vote on executive compensation requires the approval of a majority of the votes cast at the annual meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF

EXECUTIVE COMPENSATION ADVISORY VOTES

As described in Proposal 3, our stockholders are being asked to vote to approve the compensation of our Named Executive Officers, as reported in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. In accordance with the Dodd-Frank Act, Proposal 4 gives you the opportunity to cast a non-binding vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual or other meetings for which our company must include executive compensation information. Stockholders may vote to have the advisory vote on executive compensation on one of the following three schedules: every year, every two years, or every three years. Stockholders may also abstain from voting.

After careful consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company and therefore recommends a vote for an annual advisory vote. In reaching its recommendation, our Board of Directors considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Board of Directors to obtain information on investor sentiment about our executive compensation philosophy.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board of Directors. Instead, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders.

While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. The Board of Directors and the Compensation Committee do, however, value the opinions of our stockholders and will consider the outcome of this vote when deciding upon the frequency of stockholder votes on executive compensation.

Vote Required

Because Proposal 4 seeks the input of stockholders and provides stockholders with multiple voting options, there is no minimum vote requirement for Proposal 4. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

OTHER MATTERS BEFORE THE ANNUAL MEETING

The Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By Order of the Board of Directors,

Michael F. Cola
Chief Executive Officer and President

Wayne, Pennsylvania
May 1, 2019

AEVI GENOMIC MEDICINE, INC. 435 DEVON PARK DRIVE SUITE 715 WAYNE, PA 19087 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E79432-P25074 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AEVI GENOMIC MEDICINE, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. Sol J. Barer ☐ ☐ ☐ 1b. Eugene A. Bauer ☐ ☐ ☐ 1c. Alastair Clemow ☐ ☐ ☐ 1d. Michael F. Cola ☐ ☐ ☐ 1e. Barbara G. Duncan ☐ ☐ ☐ 1f. Matthew D. Bayley ☐ ☐ ☐ 1g. Joseph J. Grano ☐ ☐ ☐ The Board of Directors recommends you vote FOR proposals 2 and 3 and “Every One Year” on proposal 4. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. ☐ ☐ ☐ 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. ☐ ☐ ☐ Every Every Every 1 Year 2 Years 3 Years Abstain 4. To indicate, on a non-binding advisory basis, the preferred frequency of future executive compensation advisory votes. ☐ ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E79433-P25074 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AEVI GENOMIC MEDICINE, INC. The undersigned hereby appoints Michael F. Cola and Sol J. Barer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all shares of Aevi Genomic Medicine, Inc. (the "Company") which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 20, 2019 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, “EVERY ONE YEAR” ON PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side